FORM OF
                          LEHMAN BROTHERS INCOME FUNDS

                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


The Series currently subject to this Agreement are as follows:

            Lehman Brothers Core Plus Bond Fund
            Lehman Brothers High Income Bond Fund
            Lehman Brothers Short Duration Bond Fund
            Lehman Brothers Strategic Income Fund



Date: October 7, 2008